Exhibit 10.16

Mr. Jonathan McNeill	December 21, 2018

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Dear Jonathan:

On behalf of Dyne Therapeutics, Inc. (the “Company”), I am pleased to offer you employment in the position of Vice President, Business Development. This letter summarizes the initial terms of your employment with the Company.

1. Position. You will be employed by the Company on a full-time basis, reporting to the Company’s Chief Executive Officer. You will work out of the Company’s office in Cambridge, Massachusetts or at such other office as the Company may designate. You agree to devote your full business time, best efforts, skill, knowledge, attention and energies to the advancement of the Company’s business and interests and to the performance of your duties and responsibilities as an employee of the Company, and shall not engage in any other employment, consulting or other business activity without the prior written consent of the Company.

2. Start Date. Your employment will begin on a date to be mutually agreed to by you and the Company, but no later than February 1, 2019 (the “Start Date”).

3. Salary. During your employment the Company will pay you a salary at the rate of $240,000 per year, payable in accordance with the regular payroll practices of the Company and subject to applicable deductions and withholdings. This salary will be subject to periodic review and adjustments at the Company’s discretion.

4. Annual Bonus. Following the end of each fiscal year and provided you remain employed by the Company on the last day of such fiscal year, you will be eligible to receive an annual incentive bonus of up to twenty-five percent (25%) of your cumulative regular earnings during that fiscal year. The actual bonus awarded for a fiscal year will be based on your performance and the Company’s performance that year against criteria to be established by the Company, both as determined by the Company in its sole discretion.

5. Equity. Subject to the approval of the Board of Directors of the Company (the “Board”), and in consideration of your agreement in Section 7 below to adhere to the non-competition provisions set forth in the Non-Competition Agreement (as defined below) the Company shall grant to you a stock option (the “Initial Option”) under the Company’s 2018 Stock Incentive Plan (the “Plan”) for the purchase of an aggregate of 326,470 shares of common stock of the Company. Further, subject to the approval of the Board, and in further consideration of your agreement in

Section 7 below to adhere to the non-competition provisions set forth in the Non-Competition Agreement, at such times as the Company issues and sells shares of its capital stock for capital raising purposes, it shall grant to you additional stock options (the “Additional Options” and together with the Initial Option, “Options”) to purchase a number of shares of the Company’s common stock, which number when added to the shares of common stock then held by you or then issuable upon exercise of Options then held by you, totals 0.75% of the Company’s fully diluted capitalization (reflecting then outstanding capital stock and all issued and outstanding stock options) following such issuance and sale; provided, however, that the Company shall have no obligation to grant to you Additional Options hereunder: (i) following such time as the Company has issued and sold securities having an aggregate purchase price of $30,000,000 since its incorporation or (ii) with respect to any securities issued and sold that generate proceeds in excess of such $30,000,000. Each grant of Options will vest as to 25% of the underlying shares on the first anniversary of the Start Date and will vest as to the balance in equal quarterly installments of 6.25% thereafter until the fourth anniversary of the Start Date and will be subject to all terms and other provisions set forth in the Plan and in a separate option agreement. Any Options granted hereunder shall have an exercise price per share equal to the fair market value of the Company’s common stock at the time of grant as determined by the Board. In addition, provided you remain employed by the Company through the applicable grant date, you may be entitled to additional option grants that the Board may elect to grant in its sole discretion.

6. Benefits. You may participate in the benefit programs offered by the Company to its employees from time to time, provided that you are eligible under (and subject to all provisions of) the plan documents that govern those programs. The Company does not offer a specific number of vacation days. Instead, the Company has an open policy of taking days off based on an employee’s reasonable discretion and prior approval from the employee’s manager. This policy may be modified by the Company from time to time in its sole discretion.

7. Representation Regarding Other Obligations. You will be required to sign, as a condition of your employment, a Non-Competition and Non-Solicitation Agreement (the “Non-Competition Agreement”) and an Invention and Non-Disclosure Agreement (collectively, with the Non-Competition Agreement, the “Restrictive Covenant Agreements”), copies of which are enclosed. You acknowledge that the Company’s agreement to make the equity grants provided in Paragraph 5 is contingent upon your agreement to adhere to the non-competition provisions set forth in the Non-Competition Agreement, and that such consideration was mutually agreed upon by you and the Company and is fair and reasonable in exchange for your compliance with the non-competition obligations. You represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing you from entering into employment with or carrying out your responsibilities for the Company, or which is in any way inconsistent with the terms of this letter. You further represent that you have not used and will not use or disclose or induce the Company to use, any trade secret or other proprietary information or material of any previous employer or any other party.

8. Taxes. All forms of compensation referred to in this letter are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. You hereby acknowledge that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, that you are solely responsible for individual tax liabilities arising from your compensation and that you will not make any claim against the Company or the Board related to tax liabilities arising from your compensation.

9. Eligibility to Work. Your employment with the Company is conditioned on your eligibility to work in the United States and providing to the Company proof of identification and authorization to work in the United States, in accordance with the Immigration and Control Act of 1986 within three days of your hire date. Furthermore, if applicable, you must always maintain your visa status throughout your tenure with the Company, as it is Company policy to comply with all immigration laws and regulations.

10. Interpretation, Amendment and Enforcement. This letter and the Restrictive Covenants Agreement constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. The terms of this letter and the resolution of any disputes as to the meaning, effect, performance or validity of this letter or arising out of, related to, or in any way connected with, this letter, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by Massachusetts law, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in the Commonwealth of Massachusetts in connection with any Dispute or any claim related to any Dispute.

11. Other Terms. Your employment with the Company will be on an “at will” basis. In other words, you or the Company may terminate your employment for any reason and at any time, with or without cause or notice. This letter shall not be construed as an agreement, either express or implied, to employ you for any stated term, and shall in no way alter the Company’s policy of employment at-will as defined by applicable law. Although your job duties, title, compensation and benefits, as well as the Company’s benefit plans and personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Company.

We are excited about the prospect of having you join the Company. We look forward to receiving a response from you within one week acknowledging, by signing below, that you have accepted this offer of employment on the terms set forth herein, and by delivering signed copies of the Restrictive Covenant Agreements. If you do not accept this offer within one week, this offer will be deemed revoked.

Very Truly Yours,

DYNE THERAPEUTICS, Inc.

By:	/s/ Romesh Subramanian
Name:	Romesh Subramanian
Title:	Chief Executive Officer

I have read and accept this at-will employment offer on the terms set forth herein:

/s/ Jonathan McNeill	December 22, 2018
Signature	Date